Joint Filer Information


Name: Michael Zimmerman

Address:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

Designated Filer: Prentice Capital Management, LP

Issuer: Gaiam, Inc.

Date of Event Requiring Statement: June 16, 2005

Signature:




/s/ Michael Zimmerman
---------------------------
     Michael Zimmerman